LEASE

This Lease Agreement is made and entered into between Brook Industrial Park, LLC, a New Jersey limited liability corporation, referred to in this lease as Lessor, and Cyalume Specialty Products, Inc., a Delaware corporation, referred to in this lease as Lessee.

In consideration of the mutual covenants and agreements set forth in this lease, and other good and valuable consideration, Lessor leases to Lessee, and Lessee leases from Lessor, various industrial spaces comprising of approximately 63,986 square feet of industrial use building space, along with an associated yard space, loading docks and common area space of approximately 49,516  located on the 1st and second  floor of Brook Industrial Park, 100 West Main St, Bound Brook, NJ , and more particularly described in Exhibit A attached to this lease. These premises are referred to in this lease as “the premises” or “the leased premises.”

ARTICLE 1
TERM

Term of Lease

1.01        The initial term of this lease shall be five years, commencing on September 1, 2011  and ending on August 31, 2016, unless terminated sooner as provided in this lease.

Option to Extend Term

1.02        Lessee has the right to extend this lease beyond the expiration date provided in Paragraph 1.01 on the following terms and conditions:

(a)           Lessee may extend the term of this lease for a period of three years, with the extended term to begin on the day following the expiration date of the lease term specified in Paragraph 1.01, and for three additional periods of the same length, each to commence on the day following the expiration date of the immediately preceding extended term. However, if at the date of expiration of the original term or any extended term, Lessee is in default beyond any grace period provided in this lease in the performance of any of the terms or provisions of this lease, the remaining option or options shall be null and void. All the terms, covenants, and provisions of the original lease term shall apply to all extended lease terms.

(b)           Lessee may exercise each option to extend this lease by giving Lessor notice of its intention to do so not later than three months prior to the expiration of the lease term in the case of the initial option to extend, or prior to the expiration of the extended lease term in the case of successive options to extend. To constitute effective notice of an intention to exercise an option under this lease, the notice must be sent by certified or registered mail to Lessor at the address provided in Paragraph 15.02 of this lease and must be postmarked no later than the latest date provided in this section for Lessee’s exercise of the option.

Holdover

1.03        If Lessee holds over and continues in possession of the leased premises after expiration of the term of this lease or any extension of that term, other than as provided in Paragraph 1.02, Lessee will be deemed to be occupying the premises on the basis of a month-to-month tenancy, subject to all of the terms and conditions of this lease.

ARTICLE 2
RENT

Basic Rent

2.01        Lessee will pay to Lessor the “basic rent” in advance on the 1st day of each month. Rent for any fractional month at the beginning or end of the lease term shall be prorated on a per diem basis. For the first two years of the initial lease term the basic rent will remain fixed for every year thereafter, for the last three years of each term the rent will be adjusted to reflect the changes of average cost per square foot as reported  by Newmark Knight and Frank in their 2nd Quarter New Jersey Industrial Market Report (“Newmark Report”), Average Asking Rate for Somerset County.  The basic rent for the first lease term is described in Exhibit A, the most recent Newmark Report is enclosed in Exhibit B.

Increased Operating Costs

2.02        If the Newmark Report is no longer published, the parties agree to use a similar report that will accurately describe the market conditions of Somerset County, New Jersey for similar leased space.

2.03        Notwithstanding section 2.02, if Lessor’s cost for sewerage utility costs increases above $15,000 per year, Lessee will be responsible for any overage to the extent that said overage is due to Lessee’s use of the sewer.

2.04        As described in Exhibit A, Lessee will be entitled to an 8% discount from the normal rent rate provided that Lessee allows Lessor to utilize certain administrative management services including use of copy and fax machines, use of internet access, and assistance with rent collection and accounting services. The initial rent on Exhibit A is net of the discount.

ARTICLE 3
USE OF PREMISES

Permitted Use

3.01        Lessee will use the leased premises only for manufacturing and warehousing materials, laboratory and for office purposes, unless Lessor shall give Lessee prior written consent for a different use.

3.02        Lessee shall not use the leased premises or permit them to be used in any manner that will cause a cancellation of, or an increase in the existing rates for, fire, liability, or other insurance policies insuring the premises or any improvements on the premises, or insuring the landlord for any liability in connection with ownership of the premises.  Lessor confirms that use of the leased premises as permitted in Section 3.01 will not cause a cancellation of any of Lessor’s insurance policies or cause insurance rates to increase. Lessor further confirms that Lessee’s current operations are permitted.

3.03        Lessee shall not use the leased premises or permit them to be used in any manner that results in waste of the leased premises or constitutes a nuisance. Lessee shall not use the leased premises or permit them to be used for any illegal purpose. Lessee at its own expense will comply, and will cause its officers, employees, agents, and invitees to comply, with all applicable laws and ordinances, and with all applicable rules and regulations of governmental agencies concerning the use of the leased premises; provided, however, that Lessee shall not be obligated to make or bear the expense of any alterations made to comply with law.

3.04        Lessor represents that building is in substantial compliance with all material laws and ordinance and is free from hazardous materials.

Use of Common Areas

3.05        The front entrance area, parking lots and loading docks and all other common areas of the Building are for the joint use of Lessee and the other tenants of the Building. Lessee and its officers, employees, agents, and invitees will use such common areas in a reasonable, orderly, and sanitary manner in cooperation with all other tenants and their officers, employees, agents, and invitees.

Consideration for Other Tenants

3.06        Lessee will conduct itself, and will cause its officers, employees, agents, and invitees to conduct themselves, with full regard for the rights, convenience, and welfare of all other tenants in the Building.

ARTICLE 4
SERVICES, MAINTENANCE, AND SURRENDER

Services and Maintenance by Lessor

4.01        Lessor shall furnish the leased premises with the following services and maintenance at Lessor’s sole expense:

(a)           Common Use Elevator: Lessor shall have sole responsibility for the freight elevator service on the west side of the Building for the use of all tenants and occupants of the Building, and the invitees of the tenants and occupants.

(b)           Maintenance of exterior building structure: Lessor shall have sole responsibility for maintenance of the exterior structure of the Building, specifically the roof, exterior walls  and foundation.

(c)           Pump and Treat System: Lessor shall have sole responsibility for owning, maintaining, and financing all institutional controls required by the consent decree entered into between Brook Industrial Park and the Environmental Protection Agency or made necessary by acts of Lessor prior to the date hereof.  Without limitation, these institutional controls shall include the costs for maintaining all asphalt caps, the overburden aquifer pump and treat system within the leased premises and the bedrock aquifer groundwater pumping system that is used to generate water for non-contact cooling.  Lessee shall have the right to use the water generated from said pump and treat systems for the purposes of non-contact cooling of its operating equipment.  Lessor shall maintain MCUA Permit No. 01168 and be responsible for compliance with its discharge limitations, including monitoring and reporting.  Lessee shall only be responsible for addressing exceedances detected at discharge point 004 to the extent such exceedances are attributable to the production operations of Lessee.

Maintenance and Surrender by Lessee

4.02        Except as provided in Paragraph 4.01, Lessee shall maintain all other leased premises throughout the lease term and any extensions of that term, and keep them free from waste or nuisance.

(a)           Maintenance of interior structure: Lessee shall maintain the leased premises and keep the same in good condition.

(b)           Dedicated Elevator: Lessee shall have sole responsibility for the freight elevator service on the east side of the Building for the dedicated use specifically by Lessee.

(c)           In no event shall Lessee be obligated to return the leased premises to Lessor in a condition better than the condition on the date hereof.

In the event Lessee should neglect to reasonably maintain the leased premises, Lessor shall have the right after reasonable notice to Lessee, but not the obligation, to cause repairs or corrections to be made, and any reasonable costs incurred for such repairs or corrections for which Lessee is responsible under this section shall be payable by Lessee to Lessor as additional rental on the next rental installment date.

ARTICLE 5
TAXES ON LESSEE’S PROPERTY

5.01        Lessee shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Lessee in or on the premises. If any such taxes for which Lessee is liable are levied or assessed against Lessor or Lessor’s property, and if Lessor elects to pay the same, or if the assessed value of Lessor’s property is increased by inclusion of personal property, furniture, or fixtures placed by Lessee in the premises, and Lessor elects to pay the taxes based on such increase, Lessee shall pay to Lessor on demand that part of such taxes for which Lessee is primarily liable under this article.

ARTICLE 6
ALTERATIONS, ADDITIONS, IMPROVEMENTS AND FIXTURES

Consent of Lessor

6.01        Lessee shall not make any alterations, additions, or improvements to the leased premises without the prior written consent of Lessor. Consent for nonstructural alterations, additions, or improvements shall not be unreasonably withheld by Lessor.

Property of Lessor

6.02        All alterations, additions or improvements made by Lessee shall become the property of Lessor at the termination of this lease.  Lessee shall be permitted to remove its personal property from the Lease Premises, including business machinery.

Trade Fixtures

6.03        Lessee shall have the right at all times to erect or install furniture and fixtures, provided that Lessee complies with all applicable governmental laws, ordinances, and regulations. Lessee shall have the right to remove such items at the termination of this lease, provided Lessee is not in default at that time and the fixtures can be removed without structural damage to the premises. Prior to the termination of this lease, Lessee must repair any damage caused by removal of any fixtures. Any furniture or fixtures that have not been removed by Lessee at the termination of this lease shall be deemed abandoned by Lessee and shall automatically become the property of Lessor.

ARTICLE 7
DAMAGE OR DESTRUCTION

Notice to Lessor

7.01        If the leased premises, or any structures or improvements on the leased premises, should be damaged or destroyed by fire, flood, or other casualty, Lessee shall give immediate written notice of the damage or destruction to Lessor, including a description of the damage and, as far as known to Lessee, the cause of the damage.

Total Destruction

7.02        If the leased premises are totally destroyed by fire, flood, or other casualty not the fault of Lessee or any person in or about the leased premises with the express or implied consent of Lessee, or if it should be so damaged by such a cause that rebuilding or repairs cannot be completed within 100 working days and at a cost not to exceed $ 250,000, this lease shall terminate, and rent shall be abated for the unexpired portion of this lease, effective as of the date of written notification as provided in Paragraph 7.01.

Partial Destruction

7.03        If the leased premises are damaged by fire, flood, or other casualty not the fault of Lessee or any person in or about the leased premises with the express or implied consent of Lessee, but not to such an extent that rebuilding or repairs cannot reasonably be completed within 100 working days and at a cost not to exceed $ 250,000 this lease shall not terminate except as provided in subsections (a) and (b) of this Paragraph.

(a)           If the partial destruction of the leased premises occurs prior to the final 6   months of the lease term, Lessor shall, at its sole cost and risk, proceed immediately to rebuild or repair the damaged buildings and improvements to substantially the condition in which they existed prior to such damage. If the leased premises are untenantable in whole or in part following such damage, the rent payable during the period in which they are untenantable shall be adjusted equitably. In the event that Lessor should fail to complete such rebuilding or repairs within 100 working days from the date of written notification by Lessee to Lessor of the occurrence of the damage or a contractor reasonably approved by Lessor determines that rebuilding and repair will not be complete within 100 days, Lessee may terminate this lease by written notification to Lessor. Upon such notification, all rights and obligations under this lease shall cease.

(b)           If partial destruction of the leased premises occurs in the final 6 months of the lease term, Lessor need not rebuild or repair the premises. If Lessor elects not to rebuild or repair the premises and the leased premises are untenantable in whole or in part following such damage, Lessee may elect to terminate the lease or to continue the lease with the rent for the remainder of the lease period adjusted equitably.

ARTICLE 8
CONDEMNATION

Total Condemnation

8.01        If during the term of this lease or any extension or renewal of it, all of the leased premises should be taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or should be sold to the condemning authority under condemnation, this lease shall terminate, and the rent shall be abated during the unexpired portion of this lease, effective as of the date of the taking of the premises by the condemning authority.

Partial Condemnation

8.02        If less than all, but more than fifty percent, of the leased premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or is sold to the condemning authority under threat of condemnation, either party may terminate the lease by giving written notice to the other party within sixty days after possession of the condemned portion is taken by the entity exercising the power of condemnation.

If the leased premises are partially condemned and neither party elects to terminate the lease or, if less than fifty percent of the leased premises is condemned, this lease shall not terminate, but the rent shall be adjusted equitably during the unexpired portion of this lease.

Condemnation Award

8.03        Lessor shall receive the entire award from any condemnation, and Lessee shall have no claim to that award or for the value of any unexpired term of this lease.  Nothing contained herein shall prohibit Lessee from making a claim for relocation costs directly to the eminent domain authority.

ARTICLE 9
RULES AND REGULATIONS

9.01        Lessee and Lessee’s officers, employees, agents, and invitees will comply fully with all of the rules and regulations of the Building and related facilities. These rules and regulations are attached to this lease as Exhibit A, and are made a part of the lease as though fully set out in the lease. Lessor shall at all times have the right to make reasonable changes, additions, or deletions to these rules and regulations for the purpose of ensuring or enhancing the safety, care, cleanliness, maintenance, or preservation of the Building and related facilities and premises, as well as for the purpose of preserving good order in and on the Building and its related facilities and premises. Lessee and its officers, employees, agents, and invitees will be bound by any such changes, additions, or deletions to the rules and regulations on receipt by Lessee of written notice from Lessor setting forth the changes, additions, or deletions. Lessee shall be responsible for the compliance of its officers, employees, and invitees with all such rules and regulations.

ARTICLE 10
INSPECTION BY LESSOR

10.01      Lessor and its officers, agents, employees, and representatives shall have the right to enter into and on any and all parts of the leased premises at all reasonable hours after reasonable notice for purposes of inspection, cleaning, maintenance, repairs, alterations, or additions as Lessor may deem necessary (but without any obligation to perform any of these functions except as expressly provided in this lease), or to show the premises to prospective tenants, purchasers, or lender. Lessee shall not be entitled to any abatement or reduction of rent by reason of the entry of Lessor or any of its officers, agents, representatives, or employees pursuant to this article, nor shall such entry be deemed an actual or constructive eviction.

ARTICLE 11
MECHANIC’S LIENS

11.01      Lessee will not permit any mechanic’s lien or liens to be placed on the leased premises or on improvements on the premises. If a mechanic’s lien is filed on the leased premises or on improvements on the leased premises, Lessee will promptly pay the lien. If default in payment of the lien continues for 30 days after written notice from Lessor to Lessee, Lessor may, at its option and after reasonable notice to Lessee, pay the lien or any portion of it without inquiry as to its validity. Any amounts paid by Lessor to remove a mechanic’s lien caused to be filed against the premises or against improvements on the premises by Lessee, including expenses and interest, shall be due from Lessee to Lessor and shall be repaid to Lessor immediately on rendition of notice, together with interest at 5 percent per annum until repaid.

ARTICLE 12
INDEMNITY AND INSURANCE

12.01      Lessee agrees to indemnify and hold Lessor harmless against any and all claims, demands, damages, costs, and expenses including reasonable attorneys’ fees for the defense of such claims and demands arising from the conduct or management of Lessee’s business on the leased premises or its use of the leased premises, or from any breach on the part of Lessee of any conditions of this lease, or from any act or negligence of Lessee, its officers, agents, contractors, employees, subtenants, or invitees in or about the leased premises. In case of any action or proceeding brought against Lessor by reason of any such claim, Lessee, on notice from Lessor, agrees to defend the action or proceeding by counsel acceptable to Lessor.  This indemnity shall exclude acts by James G. Schleck, while serving as President of Cyalume Specialty Products, Inc (Lessee).

12.02      Lessor agrees to indemnify and hold Lessee harmless against any and all claims, demands, damages, costs, and expenses including reasonable attorneys’ fees for the defense of such claims and demands arising from the conduct or management of Lessor’s business on the leased premises or its use of the leased premises, or from any breach on the part of Lessor of any conditions of this lease, or from any act or negligence of Lessor, its officers, agents, contractors, employees, subtenants, or invitees in or about the leased premises. In case of any action or proceeding brought against Lessee by reason of any such claim, Lessor, on notice from Lessee, agrees to defend the action or proceeding by counsel acceptable to Lessee.

12.03      Lessee, at its expense, shall maintain insurance including bodily injury and property damage insuring Lessee and Lessor with minimum coverage of $5,000,000 per occurrence. Lessee shall provide the Lessor with a Certificate of Insurance showing Lessor as additional named insured. The certificate shall provide for a ten-day written notice to Lessor in the event of cancellation or material change of coverage. To maximum extent permitted by insurance policies, which may be owned by Lessor or Lessee, Lessee or Lessor, for the benefit of each other, waive any and all rights of subrogation, which might otherwise exist.

12.04      Lessor, at its expense, shall maintain insurance including bodily injury and property damage insuring Lessor with minimum coverage of $1,000,000 per occurrence. To maximum extent permitted by insurance policies, which may be owned by Lessor or Lessee, Lessee or Lessor, for the benefit of each other, waive any and all rights of subrogation, which might otherwise exist.

ARTICLE 13
ASSIGNMENT AND SUBLEASE

Assignment and Subletting by Lessee

13.01      Lessee shall have the right, but only with the prior written consent of Lessor, to assign this lease, and any interest in the lease, and to sublet the leased premises, or any part of them, or any right or privilege pertinent to the lease or the leased premises, provided each assignee assumes in writing all of Lessee’s obligations under this lease and Lessee shall remain liable for each and every obligation under this lease. Lessor’s consent under this subsection will not be arbitrarily or unreasonably withheld, conditioned or delayed.

Assignment by Lessor

13.02      Lessor is expressly given the right to assign any or all of its interest under the terms of this lease.

ARTICLE 14
DEFAULT

Lessee’s Default

14.01      The following events shall be deemed to be events of default by Lessee under this lease:

(1)           Lessee fails to pay any installment of rent due under this lease and the failure continues for a period of ten days.

(2)           Lessee fails to comply with any term, provision, or covenant of this lease, other than the payment of rent, and does not cure the failure within ninety days after written notice of the failure to Lessee.

(3)           Lessee makes an assignment for the benefit of creditors.

(4)           Lessee deserts or vacates any substantial portion of the premises for a period of thirty or more days.

Remedies for Default

14.02      On the occurrence of any event of default specified in Paragraph 14.01, Lessor shall have the option to pursue any one or more of the following remedies:

(a)           Lessor may terminate this lease after at least fourteen days’ written notice, in which event Lessee shall immediately surrender the premises to Lessor. Lessor may, to the extent permitted by law, without prejudice to any other remedy that it may have for possession or arrearages in rent, enter on and take possession of the premises and remove all persons and property without being deemed guilty of any manner of trespass, and may re-let the premises, or any part of the premises, for all or any part of the remainder of the lease term to a party satisfactory to Lessor at such monthly rental as Lessor with reasonable diligence is able to secure. Lessee agrees to pay Lessor on demand the amount of all loss and damage that Lessor suffers by reason of such termination, whether through inability to re-let the premises on satisfactory terms or otherwise.

(b)           Lessor may enter on and take possession of the premises, after at least fourteen days’ written notice, and re-let the premises for the benefit of Lessee on such terms as Lessor deems advisable, and receive the rent for the re-letting. Lessee agrees to pay Lessor on demand any deficiency that may arise by reason of such re-letting.

(c)           To the extent permitted by law, Lessor may enter on the premises, without being liable for prosecution or any claim for damages for such entry, and do whatever Lessee is obligated to do under the terms of this lease to correct a failure by Lessee to maintain leased premises. Lessee agrees to reimburse Lessor on demand for any expenses that Lessor may incur in effecting compliance with Lessee’s obligations under this lease in this manner, and Lessee further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action.

No reentry or taking possession of the premises by Lessor shall be construed as an election on its part to terminate this lease, unless a written notice of such intention be given to Lessee. Notwithstanding any such re-letting or reentry or taking possession, Lessor may at any time thereafter elect to terminate this lease for a previous default. The loss or damage that Lessor may suffer by reason of termination of this lease, or the deficiency from any re-letting as provided for above, shall include the expense of repossession.

Lessor’s Default

14.03      If Lessor defaults in the performance of any term, covenant, or condition required to be performed by it under this agreement, Lessee may elect to do either one of the following:

(a)           After not less than thirty days’ notice to Lessor, Lessee may remedy such default by any necessary action and, in connection with such remedy, may pay expenses and employ counsel. All sums expended or obligations incurred by Lessee in connection with remedying Lessor’s default shall be paid by Lessor to Lessee on demand and, on failure of such reimbursement, Lessee may, in addition to any other right or remedy that Lessee may have, deduct these costs and expenses from rent subsequently becoming due under this lease.

(b)           Lessee may terminate this lease on giving at least thirty days’ notice to Lessor of such intention. In the event Lessee elects this option, the lease will be terminated on the date designated in Lessee’s notice, unless Lessor has cured the default prior to expiration of the thirty day period.

Cumulative Remedies

14.04      Pursuit of any of the remedies provided in this lease by either Lessor or Lessee shall not preclude pursuit of any of the other remedies provided in this lease or by law. Pursuit of any remedy provided in this lease or by law by either party shall not constitute a forfeiture or waiver of any damages accruing to either party by reason of the violation of any of the terms, provisions, and covenants contained in this lease. Nor shall pursuit of any remedies provided in this lease by Lessor constitute a waiver or forfeiture of any rent due to Lessor under this lease.

Waiver of Default

14.05      No waiver by either party of any default or violation or breach of any of the terms, provision, or covenants contained in this lease shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions, and covenants of the lease. Forbearance by either party to enforce one or more of the remedies provided in this lease or by law on an event of default shall not be deemed or construed to constitute a waiver of such default. Lessor’s acceptance of rent following an event of default under this lease shall not be construed as Lessor’s waiver of the default.

Surrender of Premises

14.06      No act or thing done by Lessor or its agents during the lease term shall be deemed an acceptance of a surrender of the premises, and no agreement to accept a surrender of the premises shall be valid unless the same is in writing and subscribed by Lessor.

ARTICLE 15
MISCELLANEOUS

Mortgages

15.01      Lessee accepts this lease subject to any deeds of trust, security interests, or mortgages that might now or later constitute a lien on the Building or on improvements in the Building or on the leased premises. Lessee must, on demand, execute any instruments, releases, or other documents that are required by any mortgagee for the purpose of subjecting and subordinating this lease to the lien of any such deed of trust, security interest, or mortgage. With respect to any deed of trust, security interest, or mortgage constituting a lien on the Building or improvements in the Building or the leased premises, Lessor has the right to waive the applicability of this section so that this lease will not be subject and subordinate to any such deed of trust, security interest, or mortgage.

Notices and Addresses

15.02      All notices to be given under this agreement shall be given by certified mail or registered mail, addressed to the proper party, at the following addresses:

Lessor

Brook Industrial Park
PO Box 266
Bound Brook NJ, 08805
ATTN: James Schleck

Lessee

Cyalume Specialty Products
96 Windsor Ave
West Springfield, MA 01089

Either party may change the address to which notices are to be sent by giving the other party notice of the new address in the manner provided in this section.

Parties Bound

15.03      This agreement shall be binding on, and inure to the benefit of, the parties to the agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns when permitted by this agreement.

New Jersey Law to Apply

15.04      This agreement shall be construed under, and in accordance with, the laws of the State of New Jersey, and all obligations of the parties created by this agreement are performable in Somerset County, New Jersey.

Legal Construction

15.05      In case any one or more of the provisions contained in this agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of the agreement, and this agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in the agreement.

Prior Agreements Superseded

15.06      This agreement constitutes the sole and only agreement of the parties to the agreement and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this agreement.

Amendment

15.07      No amendment, modification, or alteration of the terms of this agreement shall be binding unless the same is in writing, dated subsequent to the date of this agreement, and duly executed by the parties to this agreement.

Joint and Several Liability

15.08      If there is more than one Lessee, the obligations imposed on Lessees by virtue of this lease shall be joint and several. If there is a guarantor of Lessee’s obligations under this lease, the obligations imposed on Lessee shall be the joint and several obligations of Lessee and the guarantor. Lessor need not first proceed against Lessee before proceeding against the guarantor, nor shall any such guarantor be released from its guaranty for any reason whatsoever.

Attorneys’ Fees and Costs

15.09      If, as a result of a breach of this agreement by either party, the other party employs an attorney or attorneys to enforce its rights under this lease, then the breaching or defaulting party agrees to pay the other party the reasonable attorneys’ fees and costs incurred to enforce the lease.

Force Majeure

15.10      Neither Lessor nor Lessee shall be required to perform any term, condition, or covenant in this lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods, and any other cause not reasonably within the control of Lessor or Lessee and which by the exercise of due diligence Lessor or Lessee is unable, wholly or in part, to prevent or overcome.

Time of Essence

15.11      Time is of the essence of this agreement.

The undersigned Lessor and Lessee execute this agreement on ___________________ [date]     , at ___________________ [city]     , ___________________ County, New Jersey.

LESSOR

By ______________________ [signature]
[typed name and title]

LESSEE

By ______________________ [signature]
[typed name and title]

Exhibit A- Rent Schedule

September 2011 – August 2013: $24,000 per month

September 2013 – August 2014: As per rate published in the Newmark Report

After the initial term the rent is calculated based on applying the Newmark cost per square foot times the industrial use building space and excluding the common area space.